Exhibit 99.1

For Further Information:

Human Pheromone Sciences, Inc.

84 West Santa Clara Street, Suite 720

San Jose, CA  95113

(408) 938-3030

Contact:

William P. Horgan

Chairman, CEO

For Immediate Release

Human Pheromone Sciences Names Additional Director

San Jose, California, June 25, 2007.  Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX.OB) (“HPS” or “the Company”) announced today that Mr. Carson Tang was appointed to its Board of Directors.

 Mr. Tang currently serves as Managing Partner to the Renovatio Global Fund, a technology-based fund based in San Jose, California.  He is active in investing in and managing enterprises in Greater China, including Taiwan, China and Singapore.

Renovatio Global Fund currently holds approximately 655,000 shares (16%) of the Company’s Common Stock.  In commenting on the appointment, a Company spokesperson indicated that “we are very pleased that Carson has agreed to join our Board; he brings a great deal of experience in financing and investing in technology–driven companies as well as a wealth of experience in dealing in the increasingly important Asian markets.”

Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of concept products included prestige-priced fragrances and toiletries and environmental products sold under the Natural Attraction®, REALM®, innerREALM® and  EROX® trademarks.  These products contain mood-enhancing compounds, whose efficacy has been validated at leading universities around the world, and whose use is covered under United States and foreign patents. The Company is also involved in research and product development efforts on new compounds that have been previously identified as stimulating the emotional centers of the human brain. Further information is available on line at www.erox.com.

The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results.  Further information on factors that could affect the Company’s results is detailed in the Company’s annual report to shareholders on Form 10-KSB for the year ended December 31, 2006, and Form 10-QSB for the quarter ended March 31, 2007,  as filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, except as required by law.